Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 18, 2016		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp Q4 Sales Up 26%

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its fourth quarter results for the quarter ended June 30, 2016.

"We are very pleased with the strong sales in the fourth quarter and the increase for the year. The Company is beginning to see the results from efforts to grow the export distributor business and export OEM business. Spotty performance across the US markets tempered the overall results," Michael J. Koss, Chairman and CEO, told employees here today. "Specialized domestic niche markets can be choppy and we experienced lower activity in several of them this year after some outstanding improvements in fiscal year 2015."

Sales for the fourth quarter were $7,238,684, which is a 26.6% increase from sales of $5,718,865 for the same three month period one year ago. The three month net income was $233,487, compared to net income of $354,808 for the fourth quarter last year. Diluted and basic income per common share for the quarter was $0.03 compared to $0.05 for the three month period one year ago.

"We have partnered with a new Pan-Asian distributor and our sales in the region are beginning to grow as the new distributor extends Koss products into its retail and distribution network. The new distributor was initially focused exclusively on China during the first six months of fiscal year 2016 and has now expanded its efforts throughout the region," Koss continued. Koss noted that the growth of export OEM business and new product introductions also helped to increase sales.

Sales overall for the twelve months ended June 30, 2016 increased by 7.3% to $26,001,346 compared with $24,230,056 for the same twelve month period a year ago. Twelve month net income was $1,389,000 compared to $482,613 for the same twelve months last year. Diluted and basic income per common share was $0.19 compared with $0.07 for the same twelve month period a year ago.

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Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts,"

Exhibit 99.1

"predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2016	2015	2016	2015
Net sales	$7,238,684	$5,718,865	$26,001,346	$24,230,056
Cost of goods sold	4,717,610	3,638,434	17,058,774	15,781,489
Gross profit	2,521,074	2,080,431	8,942,572	8,448,567

Selling, general and administrative expenses	2,098,859	1,897,769	7,959,460	7,904,739
Unauthorized transaction related (recoveries) costs, net	—	(47,543)	(1,286,001)	31,027
Interest expense	—	—	6,075	12,813
Income before income tax provision	422,215	230,205	2,263,038	499,988

Income tax provision (benefit)	188,728	(124,603)	874,038	17,375

Net income	$233,487	$354,808	$1,389,000	$482,613

Income per common share:
Basic	$0.03	$0.05	$0.19	$0.07
Diluted	$0.03	$0.05	$0.19	$0.07